Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:

Marvin E. Dee
Chief Financial Officer
612/617-8571
marvin.dee@hawkinsinc.com

Jennifer A. Weichert
Weichert Financial Relations, Inc.
651/686-9751
weichertfr@aol.com

HAWKINS, INC. REPORTS

RESULTS FOR FISCAL 2004

Minneapolis, MN, June 9, 2004 – Hawkins, Inc.  (Nasdaq:  HWKN) today announced results for the 2004 fiscal year and fourth quarter ended March 28, 2004.  Net income for fiscal 2004 was $5.8 million, equal to $0.56 per share, on sales of $107.0 million compared with fiscal 2003 net income of $8.4 million, earnings per share of $0.83, and sales of $104.0 million.  Profitability was negatively impacted by the previously announced $3.0 million litigation settlement in the fourth quarter of fiscal 2004 related to the Company’s pharmaceutical business unit.

For the fourth quarter ended March 28, 2004, Hawkins had a net loss of $0.8 million and loss per share of $0.08 on sales of $24.4 million versus net income of $1.3 million and earnings per share of $0.14 on sales of $24.8 million for the comparable period a year ago.

Chairman and Chief Executive Officer, John R. Hawkins, commented, “Hawkins’ Water Treatment segment sales increased by 8.1% versus a year ago mainly due to volume increases associated with favorable weather conditions and to a lesser extent the introduction of new product lines.  Recently, the Company expanded its operations by opening a new distribution facility in Eldridge, Iowa during the first quarter of fiscal 2005.”

Mr. Hawkins noted that Industrial segment sales were flat compared to the prior year as continued market pressures along several product lines offset increases in the selling prices and cost of caustic soda.  As a result of these and other factors, overall gross margins were 26.1% compared to 26.9% a year ago.

Selling, general and administrative expenses rose as the Company implements a new Enterprise Resource Planning System and incurs professional services fees to assist it in meeting the requirements of the Sarbanes-Oxley Act.  These two areas of expense are expected to continue to increase significantly through fiscal 2005.

“Our strong liquidity and capital position are key contributors to our success,” Hawkins stated. “We ended fiscal 2004 with approximately $23.9 million in cash and marketable securities, strong, predictable cash flow and no debt.”

Hawkins, Inc. is a highly focused regional company, which provides a full range of bulk industrial products complemented with the technical competence and ingenuity to formulate and blend specialty chemicals. The Company sells and services related products and equipment to safely dispense chemicals in highly controlled environments.

The industries in which Hawkins’ customers participate include chemical processing, electronics, energy, environmental services, food processing, metal finishing, pharmaceutical, medical devices, pulp and paper, and water treatment.

The Company strives to operate in concert with the environment. Its products and services are geared to improve the environment and insure the safe handling of chemicals.

Hawkins is headquartered in Minneapolis, Minnesota. The Company operates fifteen facilities in Iowa, Illinois, Minnesota, Montana, Nebraska, South and North Dakota and Wisconsin and services customers in Upper Michigan, Kansas and Wyoming as well.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements by their nature involve substantial risks and uncertainties as described by Hawkins’ periodic filings.  Actual results may differ materially depending on a variety of factors, including, but not limited to the following:  the achievement of Hawkins’ projected operating results, the achievement of efficient volume production and related sales revenue, and the ability of Hawkins to identify and successfully pursue other business opportunities.  Additional information with respect to the risks and uncertainties faced by Hawkins may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the Company’s filings with the Securities and Exchange Commission including Hawkins’ Report on Form 10-K for the period ended March 30, 2003, Forms 10-Q, and other SEC filings.

HAWKINS, INC.

CONDENSED STATEMENTS OF INCOME (LOSS)

(unaudited)

	Quarters Ended		Fiscal Years Ended
	March 28, 2004	March 30, 2003	March 28, 2004	March 30, 2003

Sales	$24,364,443	$24,753,448	$107,028,131	$104,004,611

Cost of sales	19,083,300	18,799,858	79,053,842	76,046,759

Gross margin	5,281,143	5,953,590	27,974,289	27,957,852

Selling, general and administrative expenses	3,944,819	3,620,708	16,793,094	14,890,640

Litigation settlement	3,000,000		3,000,000

(Loss) income from operations	(1,663,676)	2,332,882	8,181,195	13,067,212

Investment income (loss), net	195,134	(157,579)	825,689	362,960

(Loss) income before income taxes	(1,468,542)	2,175,303	9,006,884	13,430,172

(Benefit) provision for income taxes	(674,000)	836,000	3,255,000	5,000,000

Net (loss) income	$(794,542)	$1,339,303	$5,751,884	$8,430,172

Weighted average number of shares outstanding	10,216,688	10,216,688	10,216,688	10,216,688

(Loss) earnings per share - basic and diluted	$(0.08)	$0.14	$0.56	$0.83

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